UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ARAMARK Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE FOLLOWING DOCUMENTS WERE DISTRIBUTED TO CERTAIN EMPLOYEES ON

OCTOBER 4, 2006.

LYNN B. MCKEE

EXECUTIVE VICE PRESIDENT

HUMAN RESOURCES

October 4, 2006

Dear ARAMARK Employee:

These are exciting times for ARAMARK. Now that a merger agreement has been signed, we are pleased to be able to communicate with you. We recognize that you have many questions concerning the expected transition to a new, privately-held company.

Some of your questions will most likely concern the company stock that you may own or your interests in various benefit and compensation programs. We are delighted that the proposed transaction at $33.80 per share represents an approximately 20% premium over the closing price of ARAMARK stock prior to the original announcement of the buyout proposal.

The enclosed document includes answers to questions regarding the Retirement Savings Plan for Salaried Employees, the Uniform and Career Apparel Retirement Savings Plan, the Stock Unit Retirement Plan, and the Stock Ownership and Option Plans. Please note that not all of these Plans may apply to you. During this transition period, we may not yet have answers to every question, but we will update you as additional information becomes available.

Keep in mind that this information assumes that the merger agreement will be approved by shareholders, required regulatory approvals will be obtained, certain other conditions will be satisfied and the merger will be closed. Based on these assumptions, the transaction is expected to be completed by December 2006 or, depending on market or other external conditions, in early 2007.

We will continue to keep you informed of important information as we are able to share it with you.

Sincerely,

Lynn B. McKee

Questions And Answers About ARAMARK Stock

In Employee Benefit And Compensation Plans

Retirement Savings Plan for Salaried Employees and

Uniform and Career Apparel Retirement Savings Plan

Q:	What happens to the ARAMARK stock in my Retirement Savings Plan (401k)?

A:	Company matching contributions to the Retirement Savings Plans have been invested in units of the Company Composite Fund, which is invested primarily in ARAMARK stock, as well as short term investments. When the transaction closes, shares held by the Company Composite Fund will be converted into $33.80 per share in cash. Following the close, you will be able to reinvest this money in the investment funds that are currently available for employee contributions under the applicable Retirement Savings Plan. You will receive advance notification of the merger.

Q:	What if I am not currently vested in the company contributions?

A:	The transaction will not affect the vesting of the company contributions portion of your Retirement Savings Plan.

Q:	Can I still diversify the investment of the company contributions in my account?

A:	Yes. You may continue to diversify all or part of your Company Composite Fund account in accordance with Plan rules until the transaction closes. You may transfer investments out of the Company Composite Fund into the other available investment options or, similarly, you may transfer investments from other Plan funds that originally came from Company contributions into the Company Composite Fund.

Q:	How will the company match be invested in the future?

A:	For the Plan year ending September 30, 2006 (or, for AUCA participants, the quarter ending September 30, 2006), your company match will once again be invested in the Company Composite Fund, as has been the practice. Going forward, future company contributions will be made in cash and will be invested in accordance with your election.

Q:	Will I be able to obtain an early withdrawal or distribution from the Retirement Plan as a result of this transaction?

A:	No. This transaction does not trigger early withdrawals or distributions from the Plan.

Q:	Will the conversion of ARAMARK stock to cash affect my outstanding Retirement Plan loan?

A:	No. This conversion does not affect outstanding loans in the Retirement Plans. You will still be required to pay back your loan in accordance with its terms.

Stock Unit Retirement Plan (SURP)

Q:	What happens to the stock units in my SURP account?

A:	As you know, Company contributions to the SURP have been made in Deferred Stock Units (DSUs), each representing the right to receive a share of Class B common stock of ARAMARK when you leave the company. At the close of this transaction, the DSUs in your account will be converted to the right to receive cash at $33.80 per DSU and will remain in your SURP account until your applicable payment date after you have left the Company. Following the close, your entire account balance will be credited with interest.

Q:	What if I am not currently vested in the company contributions?

A:	Any unvested DSUs would automatically vest at the close of the transaction.

Q:	Will I be able to continue my contributions to the SURP?

A:	Yes, you will continue to make deferrals into your SURP account, just as you do presently. Keep in mind that contribution election changes cannot be made during the calendar year due to IRS regulations. If you wish to change your contribution election for calendar year 2007, you will be able to do so in December 2006.

Q:	Will my SURP contributions continue to earn interest?

A:	After the close of the transaction, your existing employee contributions account as well as your contributions going forward will be credited with interest. We are considering increasing the interest rate paid.

Q:	Will the company continue to make matching contributions to the SURP?

A:	Yes. ARAMARK will continue to make a company contribution to your SURP account. However, all company contributions after the transaction’s close will be in obligations to pay cash on your applicable payment date after you have left the Company.

Q:	Will I be able to obtain an early withdrawal or distribution from the SURP as a result of this transaction?

A:	No. This transaction does not trigger early withdrawals or distributions from the Plan.

Your Current Stock Ownership

Q:	Can I keep my current ARAMARK shares?

A:	No. Current ARAMARK shares will be converted in the merger into the right to receive $33.80 per share in cash. We refer to this amount as the merger consideration.

Q:	Will the merger happen automatically? How do I get my money?

A:	If the merger is closed and your book entry shares are held through Mellon Investor Services, Mellon Investor Services will automatically send you payment for your shares. If your shares are held by another bank or broker, you will receive instructions from the bank or broker about what you must do to receive payment for your shares.

Q:	Do I need to take any action now in connection with the merger?

A:	No, there is nothing for you to do at the present time. As part of the merger process, a stockholders meeting will be scheduled. You will receive a proxy statement prior to the stockholders meeting that will provide you with information as to how to vote your shares.

Q:	Will I be taxed on the proceeds from the conversion of ARAMARK stock to cash?

A:	If you are a U.S. holder, you will be subject to U.S. federal income tax on the difference between the price at the time you purchased the stock and the merger consideration of $33.80 per share. The following reflects U.S. tax law; information on international tax implications will be distributed separately.

•	Shares owned longer than 12 months will be eligible for long-term capital gains treatment.

•	Shares held for shorter periods of time are not eligible for long-term capital gains treatment and are subject to tax at ordinary income rates.

•	Taxes generally will not be withheld from your proceeds. However, “backup withholding” will apply if you have not certified your tax status with the institution holding your shares. If you have never before sold shares, your tax status may not be on record and you should contact Mellon Investor Services (or other brokerage house, if applicable) to complete Form W-9. Contact information for Mellon is on page 4.

This discussion is a general description of certain tax considerations, and is not intended as tax advice. You should consult your own tax advisors to determine the particular tax consequences (including the effect of state, local and foreign tax laws) of your receipt of cash pursuant to the merger.

Q:	When will my merger consideration be paid?

A:	We anticipate that payment would be made as promptly as possible after the close of the transaction.

Your Current Stock Options

Q:	What happens to any unexercised stock options under the Equity Incentive Plan?

A:	You would receive payment for the difference between the exercise price of the stock options as noted on your grant certificate and the merger consideration of $33.80, multiplied by the number of stock options. This includes all unexercised options, whether vested or not, as any unvested options will automatically vest provided you are an active employee at the time the transaction closes. The total amount, which is subject to ordinary income tax treatment, will be paid to you after the closing, net of applicable withholding taxes.

Q:	What happens to any unexercised ARAMARK shares under the remaining Installment Stock Purchase Opportunity (ISPO) or Cumulative ISPO installments?

A:	If the transaction closes before the start of the next installment exercise period (December 15, 2006), any remaining purchase opportunities would be accelerated provided you are an active employee at the time the transaction closes, but you would not need to submit payment for the shares. The company will pay you the difference between the exercise price of the installment stock options as noted on your grant certificate and the merger consideration of $33.80, multiplied by the number of stock options. This amount, which is subject to ordinary income tax treatment, will be paid to you after the closing, net of applicable withholding taxes.

If the transaction does not close by December 15, 2006, then you will have the right to exercise the applicable installment stock purchase opportunity during the exercise period, in accordance with the terms of the ISPO and/or CISPO.

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that this Q&A was not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under federal, state or local tax law.

QUESTIONS ABOUT YOUR ACCOUNTS?

If you have questions about your ARAMARK Retirement Savings Plan, ARAMARK Uniform and Career Apparel Retirement Savings Plan and/or SURP accounts, you can access additional information at: www.401k.com Or, you may call the Fidelity Retirement Plan Service Center at 877-236-9472 and speak with a customer service representative.

If you have questions about your stock ownership account(s), you can view this information at: www.melloninvestor.com. Or, you may call Mellon Investor Services at 800-803-6180 and speak with a customer service representative.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, ARAMARK has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by ARAMARK at the SEC website at http:// www.sec.gov. The definitive proxy statement (when available) and other documents also may be obtained for free from ARAMARK by directing such request to ARAMARK Corporation, Investor Relations Department, ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107, telephone (215) 238-3708.

ARAMARK and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the merger. Information concerning the interests of ARAMARK’s participants in the solicitation, which may be different than those of ARAMARK stockholders generally, is set forth in ARAMARK’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger.